Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Innovex International, Inc. of our report dated March 3, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Innovex International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 29, 2025